EXHIBIT 21.1

List of Subsidiaries of

j2 Global Communications, Inc.

Name	State or Other Jurisdiction of Incorporation	DBAs
eFax.com	Delaware
SureTalk.com, Inc.	Delaware	Fax4Free.com
ProtoDyne, Inc.	California	Protofax
Documagix, Inc.	California
j2 Latin America, Inc.	Delaware
dotCOM, Ltd.	Hong Kong	Cyberbox
Driverworks.com Development Corporation	California	M4Internet